FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2024 Third Quarter Results

COLUMBUS, OH, November 5, 2024 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reports financial and operating results for the fiscal periods ended September 30, 2024.

Third Quarter 2024 Highlights

•Total net sales of $73.0 million decreased 15.8% compared to the prior year third quarter.
•Gross margin of $12.3 million, or 16.9% of net sales, compared to 17.6% of net sales in the prior year third quarter.
•Selling, general, and administrative expenses of $8.7 million, or 12.0% of net sales, compared to $9.4 million, or 10.8% of net sales for the prior year third quarter.
•Operating income of $3.6 million, or 4.9% of net sales, compared to operating income of $5.9 million, or 6.8% of net sales for the prior year third quarter.
•Net income of $3.2 million, or $0.36 per diluted share, compared to net income of $4.4 million, or $0.49 per diluted share for the prior year third quarter.
•Adjusted EBITDA1 of $7.5 million, or 10.3% of net sales, compared to $9.8 million, or 11.3% for the prior year third quarter.
•Labor reduction completed in the quarter that is expected to produce annual cost saving of $2.6 million.
•For the three months ended September 30, 2024, 111,884 shares were purchased under the share repurchase authorization at an average price of $17.62.

Nine Month 2024 Highlights

•Total net sales of $239.9 million decreased 15.5% compared to the prior year nine-month period.
•Gross margin of $43.4 million, or 18.1% of net sales, compared to 18.9% of net sales in the prior year nine-month period.
•Selling, general, and administrative expenses of $27.6 million, or 11.5% of net sales, compared to $29.6 million, or 10.4% of net sales for the prior year nine-month period.
•Operating income of $15.8 million, or 6.6% of net sales, compared to operating income of $24.0 million, or 8.5% of net sales for the prior year nine-month period.
•Net income of $13.3 million, or $1.51 per diluted share, compared to net income of $18.1 million, or $2.08 per diluted share for the prior year nine-month period.
•Adjusted EBITDA1 of $27.8 million, or 11.6% of net sales, compared to $35.8 million, or 12.6% for the prior year nine-month period.

1Adjusted EBITDA is a non-GAAP financial measure as defined and reconciled below.

David Duvall, the Company’s President and Chief Executive Officer, said, “Third quarter performance continues to reflect margin stability, cash flow generation, and the execution of critical Invest for Growth strategies. We won $45 million of product sales in the first nine months of 2024, 55% of which is new versus replacement work. We are especially excited about a new program in the medical industry for hospital bed structures. In addition, we have several large program negotiations with our blue-chip customers, which are significant and demonstrate expanded wallet share with existing customers.

“We recently welcomed our newly appointed Chief Commercial Officer, Alex Bantz, and we continue to be highly focused on sales growth in our Must Win Battle for 2024/2025. Alex is now leading our sales transformation initiatives to streamline sales execution processes, drive our Grow Wallet share initiatives, increase capabilities in our Account Management organization, data-driven market analyses, enhance our lead generation processes and increase trade shows displays and attendance. Elements of our specialized teams now ‘own’ each vertical with active sales engagement and cross-selling initiatives to build an active lead generation funnel.

“Our growing sales opportunity pipeline is currently over $275 million. Core’s quote-to-cash cycle begins 12 to 18 months after a project win due to the design and tooling phases, which will positively impact revenues throughout 2025 and into 2026. Core Molding is known as a trusted, highly engineered provider of single-sourced OEM and wholesale products for customers in diverse, growing end markets, which include powersports (outdoor land/marine vehicles), medium- and heavy-duty trucks, building products, industrial/utility, packaging, construction and agricultural products. Our aggressive multi-industry channel expansion plans target a total addressable market of $10+ billion with a focus on higher value solutions, large complex parts and long-term customer partnerships.”

John Zimmer, the Company’s EVP and Chief Financial Officer, commented, “In the third quarter, sales declined by 15.8% compared to the prior year quarter and gross margins were 16.9% of net sales. Gross margins for the first nine months of 2024 were 18.1% within our targeted range of 17% to 19%. Based on a challenging demand environment in the medium term, we recently implemented a labor reduction that impacted plant and headquarters’ fixed payroll costs, and we expect an annual cost saving of $2.6 million. As a reminder, approximately 70% to 75% of Core’s costs are variable, so we have been actively re-baselining costs to align with current demand. We now expect full year 2024 revenues to be down approximately 17%.

“Our balance sheet is strong and total available liquidity was $92.3 million at the end of the third quarter. We generated $23.1 million of free cash flows1 for the first nine months of 2024, compared to $19.3 million in the same period of 2023. The Company remains in a solid cash-generating position after executing operational improvements and other actions. Consistent with our capital allocation strategy, we repurchased approximately 112 thousand shares during the third quarter at an average stock price of $17.62 under our previously announced share repurchase program.”

1Free Cash Flow is a non-GAAP financial measure as defined and reconciled below.

2024 Capital Expenditures

The Company’s capital expenditures for the first nine months of 2024 were $7.0 million. The Company anticipates spending approximately $11 to $13 million for full year 2024 on property, plant and equipment purchases for all of the Company's operations.

Financial Position at September 30, 2024

The Company’s total liquidity at September 30, 2024 was $92.3 million, with $42.3 million in cash, $25.0 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the

Company's capex credit facility. The Company’s term debt was $22.0 million at September 30, 2024. The term debt-to-trailing twelve months Adjusted EBITDA1 was less than one times trailing twelve months Adjusted EBITDA1 as of September 30, 2024. The Company had a trailing twelve months return on capital employed1 of 10.8% as of September 30, 2024. Excluding accumulated cash available for future investment, return on capital employed1 was 14.4% for the trailing twelve months ending September 30, 2024.

1 Adjusted EBITDA and return on capital employed are non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the periods ended September 30, 2024. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through November 12, 2024, by calling (877) 344-7529 and using passcode ID: 5291745#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up, direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding (“SIM”). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; general macroeconomic, social, regulatory and political conditions, including uncertainties surrounding volatility in financial markets; changes in the plastics, transportation, marine and commercial product industries (including changes in demand for production), efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements; the Company’s initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations; the Company’s financial position or other financial information; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and our subsequent quarterly reports, all of which are available on the SEC and Company website. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
John Zimmer
Executive Vice President & Chief Financial Officer
jzimmer@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net sales:
Products	$71,258	$80,896	$231,045	$274,933
Tooling	1,734	5,832	8,835	9,028
Total net sales	72,992	86,728	239,880	283,961

Total cost of sales	60,647	71,450	196,505	230,380

Gross margin	12,345	15,278	43,375	53,581

Selling, general and administrative expense	8,740	9,403	27,550	29,562

Operating income	3,605	5,875	15,825	24,019

Other income and expense
Net interest expense	(144)	187	(99)	836
Net periodic post-retirement benefit	(138)	(52)	(414)	(157)
Total other (income) and expense	(282)	135	(513)	679

Income before income taxes	3,887	5,740	16,338	23,340

Income tax expense	727	1,386	3,000	5,198

Net income	$3,160	$4,354	$13,338	$18,142

Net income per common share:
Basic	$0.36	$0.50	$1.53	$2.13
Diluted	$0.36	$0.49	$1.51	$2.08

Core Molding Technologies, Inc.
Product Sales by Market
(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Medium and heavy-duty truck	$41,324	$46,413	$129,674	$140,104
Power sports	16,464	18,524	56,225	59,619
Building products	2,348	4,595	14,322	27,301
Industrial and utilities	4,961	6,154	12,482	17,525
All other	6,161	5,210	18,342	30,384
Net product revenue	$71,258	$80,896	$231,045	$274,933

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	September 30,	As of
	2024	December 31,
	(unaudited)	2023
Assets:
Current assets:
Cash and cash equivalents	$42,348	$24,104
Accounts receivable, net	36,777	41,711
Inventories, net	20,687	22,063
Prepaid expenses and other current assets	15,686	15,001
Total current assets	115,498	102,879

Right of use asset	2,314	3,802
Property, plant and equipment, net	79,171	81,185
Goodwill	17,376	17,376
Intangibles, net	4,827	6,017
Other non-current assets	1,465	2,118
Total Assets	$220,651	$213,377

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,814	$1,468
Accounts payable	25,011	23,958
Contract liabilities	4,695	5,204
Compensation and related benefits	7,779	10,498
Accrued other liabilities	8,582	5,058
Total current liabilities	47,881	46,186

Other non-current liabilities	2,191	3,759
Long-term debt	20,164	21,519
Post retirement benefits liability	2,575	2,960
Total Liabilities	72,811	74,424

Stockholders' Equity:
Common stock	87	86
Paid in capital	45,332	43,265
Accumulated other comprehensive income, net of income taxes	2,583	5,301
Treasury stock	(35,569)	(31,768)
Retained earnings	135,407	122,069
Total Stockholders' Equity	147,840	138,953
Total Liabilities and Stockholders' Equity	$220,651	$213,377

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$13,338	$18,142
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	10,018	9,575
Loss on disposal of property, plant and equipment	241	80
Share-based compensation	2,067	2,223
Losses (gain) on foreign currency	1,306	202
Change in operating assets and liabilities:
Accounts receivable	4,934	(1,677)
Inventories	1,376	(1,117)
Prepaid and other assets	(2,037)	(4,474)
Accounts payable	(270)	(414)
Accrued and other liabilities	56	4,340
Post retirement benefits liability	(867)	(731)
Net cash provided by operating activities	30,162	26,149
Cash flows from investing activities:
Purchase of property, plant and equipment	(7,045)	(6,803)
Net cash used in investing activities	(7,045)	(6,803)
Cash flows from financing activities:
Gross borrowings on revolving loans	—	(38,962)
Gross repayment on revolving loans	—	37,098
Payments for taxes related to net share settlement of equity awards	(1,439)	(2,669)
Purchase of treasury shares	(2,364)	—
Payment on principal on term loans	(1,071)	(961)
Net cash used in financing activities	(4,874)	(5,494)
Net change in cash and cash equivalents	18,243	13,852
Cash and cash equivalents at beginning of period	24,104	4,183
Cash and cash equivalents at end of period	$42,347	$18,035
Cash paid for:
Interest	$788	$939
Income taxes	$1,633	$4,518
Non cash investing activities:
Fixed asset purchases in accounts payable	$245	$848

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) plant closure costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Debt-to-trailing twelve months Adjusted EBITDA represents total outstanding debt divided by trailing twelve months Adjusted EBITDA. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment. Trailing twelve months return on capital employed represents the trailing twelve months earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. Trailing twelve months return on capital employed excluding cash represents the trailing twelve months earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt less (iii) cash on hand.

We present Adjusted EBITDA, Adjusted EBITDA as a percent of net sales, debt-to-trailing twelve months Adjusted EBITDA, Free Cash Flow and trailing twelve months Return on Capital Employed because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, and Cash Flow from Operating Activities to Free Cash Flow, the most directly comparable GAAP measures, and Debt to trailing twelve months Adjusted EBITDA and trailing twelve months Return on Capital Employed, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net income	$3,160	$4,354	$13,338	$18,142
Provision for income taxes	727	1,386	3,000	5,198
Total other expenses(1)	(282)	135	(513)	679
Depreciation and amortization	3,376	3,208	9,956	9,516
Share-based compensation	562	736	2,067	2,223
Adjusted EBITDA	$7,543	$9,819	$27,848	$35,758

Adjusted EBITDA as a percent of net sales	10.3%	11.3%	11.6%	12.6%

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Trailing Twelve Months
Net income	$2,182	$3,759	$6,419	$3,160	$15,520
Provision for income taxes	223	1,029	1,246	727	3,225
Total other expenses(1)	112	(56)	(176)	(282)	(402)
Depreciation and amortization	3,315	3,272	3,308	3,376	13,271
Share-based compensation	700	739	766	562	2,767
Adjusted EBITDA	$6,532	$8,743	$11,563	$7,543	$34,381

Total Outstanding Term Debt as of September 30, 2024					$21,978

Debt to Trailing Twelve Months Adjusted EBITDA					0.64

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed
(unaudited, in thousands)

	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Trailing Twelve Months
Operating Income	$2,517	$4,732	$7,489	$3,605	$18,343

Equity					$147,840
Structured Debt					$21,978
Total Capital Employed					$169,818

Return on Capital Employed					10.8%

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed Excluding Cash
(unaudited, in thousands)

	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Trailing Twelve Months
Operating Income	$2,517	$4,732	$7,489	$3,605	$18,343

Equity					$147,840
Structured Debt					$21,978
Less Cash					$(42,348)
Total Capital Employed, Excluding Cash					$127,470

Return on Capital Employed, Excluding Cash					14.4%

Core Molding Technologies, Inc.
Free Cash Flow
Nine Months Ended September 30, 2024 and 2023
(unaudited, in thousands)

	2024	2023
Cash flow provided by operations	$30,162	$26,149
Purchase of property, plant and equipment	(7,045)	(6,803)
Free cash flow	$23,117	$19,346